Computershare

Global Self Storage

Computershare Trust Company, N.A.
150 Royall Street
Canton Massachusetts 02021
www.computershare.com

MR A SAMPLE
DESIGNATION (IF ANY)
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C 1234567890 JNT

Primary Subscription Rights 12345678901234

SUBSCRIPTION RIGHTS CERTIFICATE

VOID IF NOT RECEIVED BY THE SUBSCRIPTION AGENT BEFORE 5:00 P.M. EASTERN TIME ON THE EXPIRATION DATE: December 13, 2019 (unless extended)

GLOBAL SELF STORAGE SUBSCRIPTION RIGHTS FOR COMMON SHARES
(Complete appropriate section on reverse side of this form)

Maximum Primary Subscription Shares Available: 2,780,980

Number of Rights Issued: ________

The registered holder (the "Holder") of this Subscription Certificate named above, is entitled to the number of Rights shown above to subscribe for common shares of beneficial interest, $0.001 par value per share (the "Common Shares"), of Global Self Storage (the "Company"), in the ratio of one Common Share for each 2.7792382542 Rights, pursuant to the primary subscription (the "Primary Subscription") and upon the terms and conditions and at the price for each Common Share specified in the Prospectus Supplement, dated November 18, 2019, and the accompanying Prospectus, dated December 7, 2018 (collectively the "Prospectus") relating thereto. To subscribe for Common Shares, the Holder must present to Computershare Trust Company, N.A. (the "Subscription Agent" or "Computershare"), prior to 5:00 p.m., Eastern time, on the Expiration Date of December 13, 2019 (unless extended), a properly completed and executed Subscription Certificate and a check drawn on a bank located in the United States and payable to "Computershare" for an amount equal to the number of Common Shares subscribed for under the Primary Subscription (and, if such Holder is a Record Date Shareholder electing to exercise the Over-Subscription Privilege, pursuant to the terms of the Over-Subscription Privilege) multiplied by the Subscription Price.

Under the Over-Subscription Privilege, as described in the Prospectus, any number of additional Common Shares may be purchased by a Record Date Shareholder if such Common Shares are available and the owner's Rights under the Primary Subscription have been fully exercised and the pro rata allocation requirements have been satisfied. Any additional payment required from a participating Holder of Rights must be received by the Subscription Agent by 5:00 p.m., Eastern time, on the Expiration Date of December 13, 2019, unless the Offer is extended. Any excess payment to be refunded by the Company to a Record Date Shareholder who is not allocated the full amount of Common Shares subscribed for pursuant to the Over-Subscription Privilege will be returned to him or her by mail by the Subscription Agent as promptly as practicable. A participating Holder of Rights will have no right to rescind a purchase after the Subscription Agent has received a properly completed and executed Subscription Certificate and payment by means of a check. Capitalized terms used but not defined in this Subscription Certificate shall have the meanings assigned to them in the Prospectus relating to the Rights. This Subscription Certificate shall be governed by and construed in accordance with the laws of the State of Maryland. To subscribe pursuant to the Primary Subscription, 2.7792382542 Rights and the Subscription Price, which is 4.18 are required for each Common Share, and to subscribe pursuant to the Over-Subscription Privilege, the Subscription Price is required for each Common Share. Payment of 4.18 per Common Share must accompany the Subscription Certificate. See the reverse side for forms.

Holder ID	COY	Class	Rights Qty Issued	Rights Cert #
123456789	XXXX	Subscription Rights	XXX.XXXXXX	12345678

Signature of Owner and U.S. Person for Tax Certification	Signature of Co-Owner (if more than one registered holder listed)	Date (mm/dd/yyyy)

12345678 CLS XRT2 COYC

0352WC

To subscribe for your Common Shares under the Primary Subscription please complete line "A" on the card below.

Example:

1,000 Common Shares = 1,000 Rights (1,000 Rights will AUTOMATICALLY be rounded up to 1,000.5 Rights, the nearest number of Rights divisible by 2.7792382542)

A.	360 (No. of shares)	x	4.18 (Subscription Price)	=	$1,504.80 (Payment to be Remitted)

To subscribe for any Common Shares under the Over-Subscription Privilege, please complete line "B " below.

Please Note: Only Record Date Shareholders who have exercised all of their Rights under the Primary Subscription in full may apply for Common Shares pursuant to the Over-Subscription Privilege.

Payment for Common Shares: (i) Full payment for both the Common Shares to be issued under the Primary Subscription and pursuant to exercise of the Over-Subscription Privilege must accompany this Subscription Certificate. Please reference your rights card control number on your check.

If the aggregate Subscription Price paid by a Record Date Shareholder is insufficient to purchase, at the Subscription Price, the number of Common Shares that the participating Holder of Rights indicates are being subscribed for, or if a Record Date Shareholder does not specify the number of Common Shares to be purchased, then the Record Date Shareholder will be deemed to have exercised first, its Rights under the Primary Subscription (if not already fully exercised) and second, the Over-Subscription Privilege to purchase Common Shares to the full extent of the payment rendered. If the aggregate Subscription Price paid by a Record Date Shareholder exceeds the amount necessary to purchase the number of Common Shares for which the participating Holder of Rights has indicated an intention to subscribe, then the Record Date Shareholder will be deemed to have exercised first, the Primary Subscription (if not already fully exercised) and second, the Over-Subscription Privilege to the full extent of the excess payment tendered.

Expiration Date: December 13, 2019 (unless extended)

PLEASE FILL IN ALL APPLICABLE INFORMATION.

A.	Primary Subscription (2.7792382542 Rights = 1 Share)	______ (Rights Exercised)	÷ 2.7792382542 =	______ (No. of Common Shares)	x	4.18 (Subscription Price)	=	$ ______
B.	Over-Subscription Privilege			______ (No. of Common Shares)	x	4.18 (Subscription Price)	=	$ ______
C.	Amount of Check Enclosed (A + B)						=	$ ______

SECTION 1. TO SUBSCRIBE: I hereby irrevocably subscribe for the number of Common Shares indicated as the total of A and B hereon upon the terms and conditions specified in the Prospectus relating thereto, receipt of which is acknowledged. I hereby agree that if I fail to pay for the Common Shares for which I have subscribed (or are deemed to have subscribed for as set forth above), the Fund may exercise any of the remedies set forth in the Prospectus.

Signature(s) of Subscriber(s)/Seller(s)______

Please give your telephone number: (______)______

Please give your e-mail address:______

Return Subscription Certificate by first class mail or overnight courier to: Computershare.

By First Class Mail:
Computershare
C/O Voluntary Corporate Actions/Center Coast
P.O. Box 43011
Providence, RI 02940-3011

By Express Mail or Overnight Courier:
Computershare
C/O Voluntary Corporate Actions/Center Coast
150 Royall Street, Suite V
Canton, MA 02021